UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2011

CHESAPEAKE LODGING TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-34572	27-0372343
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1997 Annapolis Exchange Parkway, Suite 410 Annapolis, MD	21401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 972-4140

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 4, 2011, Chesapeake Lodging Trust (the “Company”) entered into a definitive agreement to acquire a full-service hotel located in downtown Chicago, Illinois for $128.8 million from an unaffiliated third party. The Company intends to fund the acquisition using proceeds from its recent equity offering and borrowings under the Company’s revolving credit facility. The Company expects the acquisition to close in the next 10 days, however, because the acquisition is subject to customary closing conditions, the Company can give no assurance that the transaction will be consummated during that time period, or at all.

Item 7.01.	Regulation FD Disclosure.

Based on the operating trends and fundamentals of the Company’s current six-hotel portfolio, the downtown Chicago hotel mentioned above under Item 1.01, and the Courtyard Washington Capitol Hill/Navy Yard that is expected to close in June 2011, the Company is amending the 2011 outlook it announced on May 3, 2011 and estimates that these assets will produce the following results for 2011:

•	Pro forma RevPAR to increase in the range of 8.0% to 10.0% over 2010;

•	Net income available to common shareholders will range from $9.2 million to $10.6 million;

•	Hotel EBITDA will range from $49.6 million to $51.6 million; and

•	AFFO per diluted share will range from $1.05 to $1.10.

The following table calculates forecasted Hotel EBITDA for the year ending December 31, 2011 (in thousands):

	2011
	Low	High

Total revenue	$154,940	$157,530
Less: Total hotel operating expenses	105,370	105,890

Hotel EBITDA	$49,570	$51,640

The following table reconciles forecasted net income available to common shareholders to FFO and AFFO available to common shareholders for the year ending December 31, 2011 (in thousands, except per share amounts):

	2011
	Low	High

Net income available to common shareholders	$9,240	$10,600
Add: Depreciation and amortization	17,700	17,700

FFO available to common shareholders	26,940	28,300

Add: Hotel property acquisition costs	3,450	3,450
Intangible asset amortization	520	520

AFFO available to common shareholders	$30,910	$32,270

FFO per diluted common share	$0.92	$0.96

AFFO per diluted common share	$1.05	$1.10

Weighted-average number of diluted common shares outstanding	29,414	29,414

Pro forma RevPAR is defined as room revenue per available room and is calculated irrespective of the hotel property owner during the periods compared. Funds from operations (FFO), Adjusted FFO (AFFO), and total revenues less total hotel operating expenses (Hotel EBITDA) are non-GAAP financial measures within the meaning of the rules of the Securities and Exchange Commission.

FFO – The Company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income (calculated in accordance with GAAP), excluding depreciation and amortization, gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, and adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. By excluding the effect of depreciation and amortization and gains (losses) from sales of real estate, both of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, the Company believes that FFO provides investors a useful financial measure to evaluate the Company’s operating performance.

AFFO – The Company further adjusts FFO for certain additional recurring and non-recurring items that are not in NAREIT’s definition of FFO. Specifically, the Company adjusts for hotel property acquisition costs and non-cash amortization of intangible assets. The Company believes that AFFO provides investors with another financial measure of its operating performance that provides for greater comparability of its core operating results between periods.

Hotel EBITDA – Hotel EBITDA is defined as total revenues less total hotel operating expenses. The Company believes that Hotel EBITDA provides investors a useful financial measure to evaluate the Company’s hotel operating performance.

Certain statements and assumptions in this filing contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When the Company uses the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, the Company intends to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the Company’s expectations as to the mix of consideration to be paid and time for completing, if at all, the acquisitions described and future financial results. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Chesapeake Lodging Trust’s control. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 4, 2011	CHESAPEAKE LODGING TRUST

	By:	/s/ Graham J. Wootten
Graham J. Wootten
Senior Vice President and Chief Accounting Officer